Exhibit 99.1

Oak Woods Acquisition Corporation Announces Receipt of Nasdaq Staff Delisting Determination

Nepean, Ontario, Feb. 11, 2026 (GLOBE NEWSWIRE) -- Oak Woods Acquisition Corporation (Nasdaq: OAKU, OAKUU, OAKUW, OAKUR) (the “Company”) today announced that on February 5, 2026, it received a Staff Delisting Determination letter (the “Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”).

As previously disclosed, on August 8, 2025, Nasdaq notified the Company that it was not in compliance with Nasdaq Listing Rule 5550(a)(3), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of 300 public holders. The Company was subsequently granted an extension until February 4, 2026 to regain compliance.

In the February 5, 2026 Letter, Nasdaq determined that the Company did not satisfy the terms of the extension because it failed to evidence compliance with the minimum 300 public holders requirement. As a result, Nasdaq has determined to delist the Company’s securities from The Nasdaq Stock Market.

Additionally, Nasdaq noted that the Company remains non-compliant with Nasdaq Listing Rule 5620(a), which requires listed companies to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year. Nasdaq stated that because the Company is now subject to a Staff Delisting Determination, Nasdaq is precluded under Listing Rule 5810(c)(2)(A) from reviewing any plan of compliance relating to the annual meeting deficiency. Accordingly, the annual meeting deficiency serves as an additional basis for delisting.

Unless the Company timely requests a hearing before a Nasdaq Hearings Panel by 4:00 p.m. Eastern Time on February 12, 2026, trading of the Company’s common shares, units, warrants, and rights will be suspended at the opening of business on February 17, 2026, and Nasdaq will file a Form 25-NSE with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq.

The Company intends to evaluate its available options, including whether to request a hearing to appeal the Staff’s determination. A timely hearing request would stay the suspension of trading and the filing of the Form 25-NSE pending the outcome of the hearing process. There can be no assurance that any appeal would be successful.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including statements regarding the Company’s ability to request or prevail at a hearing as provided under Nasdaq’s rules, or otherwise submit a compliance plan, Nasdaq’s acceptance of such plan, and the Company’s ability to regain compliance with Nasdaq Listing Rules 5550(a)(3)and 5620(a). Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from those expressed or implied by such statements. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Lixin Zheng

Chief Executive Officer, Chief Financial Officer,

Chairman and Director

Oak Woods Acquisition Corporation

Email: pr@oakwoodsacquisition.com

Phone: (+1) 403-561-7750